                                                                    EXHIBIT 23.2

               CONSENT OF HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.


     As independent financial advisors, we hereby consent to the inclusion in this Registration Statement on Form S-4 of (1) our opinion to the Board of Directors of PHA dated February 21, 1996 to the effect that, as of that date, the consideration to be received by the holders of PHA Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view, (2) reference to our retention by PHA as its financial advisor to provide financial advice and assistance to PHA in connection with the Merger and (3) all other references to Houlihan Lokey included in this Registration Statement. We also confirm the accuracy in all material respects of the description and summary of our opinion to the Board of Directors of PHA and the description and summary of our analyses, observations, beliefs and conclusions relating thereto set forth under the heading "Opinion of PHA's Financial Advisor" in the registration statement.



                                           HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.



Chicago, Illinois
June 3, 1996